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                                                                    EXHIBIT 99.1


HP ENGAGES ERNST & YOUNG AS AUDITORS FOR FY2000

PricewaterhouseCoopers Engagement for FY 2000 Audit Terminated in Light of Pending Negotiations

PALO ALTO, Calif., Sept. 22, 2000 -- Hewlett-Packard Company (NYSE: HWP) today announced the engagement of Ernst & Young LLP (E&Y) as independent public accountants to audit HP's consolidated financial statements for the fiscal year ending Oct. 31, 2000.

The company also approved the termination of the engagement of PricewaterhouseCoopers LLP (PwC) with respect to the audit for the fiscal year ending Oct. 31, 2000. The decision was made because of concerns by both HP and PwC regarding the timing of the completion of HP's audit for the fiscal year in light of the potential loss of PwC's independence because, as previously announced, HP is in discussions with PricewaterhouseCoopers over a possible acquisition of its global management and information technology consulting practice. Terms of the transaction have not been agreed upon, and significant issues remain to be resolved.

PwC ceased all audit work for HP on Sept. 12, 2000. There were no disagreements between HP and PwC regarding accounting principles or HP's audited financial statements.

ABOUT HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to individuals and businesses through simple appliances, useful e-services and an Internet infrastructure that's always on.

HP has 86,000 employees worldwide and had total revenue from continuing operations of $42.4 billion in its 1999 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.

This press release may contain forward-looking statements that involve risks, uncertainties and assumptions, including statements regarding the potential acquisition of PricewaterhouseCoopers' global management and information technology consulting practice and HP's engagement of E&Y. These risks include the possibility that HP and PricewaterhouseCoopers may not consummate the acquisition; the challenge of integrating the PricewaterhouseCoopers and HP consulting businesses; the possibility that the combined businesses may fail to achieve desired synergies and that, after the acquisition, HP as a whole and the consulting business on its own may fail to achieve revenue and profit expectations; the difficulty for HP of transitioning to new independent public accountants for the fiscal year ending Oct. 31, 2000, including the possibility that the engagement of new independent public accountants may divert the attention of management and finance personnel from the operation of HP's business; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to the annual report on Form 10-K for the year ended Oct. 31, 1999, and subsequently filed reports. HP does not intend to update these forward-looking statements.